EXHIBIT 99.1

FOR RELEASE ON, JUNE 29, 2005

Media Contact:	Nancy Mace Jackson
800.715.9435 x117
njackson@freebairn.com

IR Contact:	Greg Ton
800.813.9046
greg.ton@fatsinc.com

FIREARMS TRAINING SYSTEMS, INC. REPORTS FISCAL YEAR 2005 FOURTH

QUARTER AND FULL YEAR RESULTS

Annual Revenues Reach $88.4 Million, up 20.9%

Atlanta, Ga. – Firearms Training Systems, Inc. (OTC: FATS) today reported its unaudited fiscal year 2005 fourth quarter and full year results.

Revenues for the year increased $15.3 million to $88.4 million versus last year’s revenues of $73.1 million, an increase of 20.9%. Net income attributable to common stockholders was $2.6 million, or $0.03 per diluted share, compared to $5.8 million, or $0.08 per diluted share, in 2004. Last year’s results benefited significantly from the Company’s ability to recognize in net income a $1.9 million benefit in deferred tax assets. On a before-tax basis, income in the current year was $5.0 million, a 27.1% increase over last year. This increase is driven by higher revenues and operating income, as well as lower interest expense and the elimination of mandatorily preferred stock dividends.

For the quarter, revenue was $28.0 million versus $27.3 million last year. Net income attributable to common stockholders was $0.03 per diluted share versus $0.11 per diluted share for the same period of fiscal 2004. The net income per diluted share declined due to the recognition in 2004 of the deferred tax assets mentioned above, and by very favorable product mix last year that drove quarterly gross margins to 48%. The gross margin we achieved in the fourth quarter of 2005 was 37% and compares favorably to historical results, reflecting continued cost reductions and process improvements.

Ronavan R. Mohling, the Company’s Chairman and Chief Executive Officer stated, “We are very pleased with the Company’s continued progress as reflected in the 2005 results. Revenue of $88.4 million represents a significant achievement towards the Company’s mission of continuing to lead the worldwide market in the development and installation of systems for small-arms simulation training.”

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Fiscal Year 2005 Highlighted Results

During fiscal year 2005, FATS:

•	Continued its record of strong growth in revenues for the fifth consecutive year. Revenues in fiscal year 2005 increased 20.9%.

•	Increased income before taxes by 27.1%.

•	Negotiated a new five-year revolving credit and term loan agreement reducing interest rates and enabling the Company to reduce long-term debt by $12 million.

•	Exchanged new Series C Preferred Stock for the Company’s previously issued mandatorily redeemable Series B Preferred Stock, which eliminated quarterly dividends unless declared by the Company.

•	Improved operations and yielded approximately $1.0 million in cost reductions and continued the Company’s long-term improvements in gross margin.

•	Improved working capital and cash management, resulting in cash flow provided by operating activities of $14.7 million.

•	Research and development technology advances generated BLUEFIRETM, the first fully-sensored, patented tetherless firearm simulator for the training of law enforcement and military personnel.

•	Evolved 21 years of technology expertise and developed one common platform capable of generating significant operational and customer benefits in the future.

•	Won a $17 million competitive bid contract with the Singapore government to provide state of the art sea-based virtual training solutions.

“The Company’s resources and technology are well-positioned for fiscal year 2006,” added Mohling.

Restatement

The Company is restating its annual financial statements for fiscal years 2003 and 2004 and quarterly financial statements for fiscal years 2004 and 2005. The restatements, which are expected to result in an increase in revenues, operating income and net income reported for those periods (as reflected in the attached unaudited financial statements), will be included in the Company’s Form 10-K for the year ended March 31, 2005. For more information about these matters, see the Company’s Current Report on Form 8-K filed with the SEC on June 29, 2005. The Company will file a Form 12b-25 Notification of Late Filing with respect to its 2005 Form 10-K and intends to file this report no later than July 14, 2005.

About FATS

FATS, Inc. designs and sells virtual training systems that improve the skills of the world’s military, law enforcement and security forces. Utilizing quality engineering and advanced technology, FATS provides a comprehensive range of training capabilities that include small and supporting arms, judgmental, tactical and combined arms. The Company serves U.S. and international customers from headquarters in Suwanee, Georgia, with branch offices in Australia, Canada, Netherlands and United Kingdom. FATS, an ISO 9001:2000 certified company, celebrated its 20th anniversary in 2004. The Company Web site is www.fatsinc.com.

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Forward-Looking Statements

Except for financial information contained in this press release, the matters discussed may consist of forward-looking statements under the Private Securities Litigation Reform Act of 1995. The accuracy of the forward-looking statements, including statements regarding future events or the future financial performance of the Company, is necessarily subject to a number of risks and other factors which could cause the actual results to differ materially from those contained in the forward-looking statements. Among such factors including those discussed above are: general business and economic conditions; the Company’s success in competing for new contract awards; customer acceptance of and demand for the Company’s new products; receipt and delivery of a sufficient level of orders from new and existing customers as well as satisfactory completion of delivery of a sufficient portion of backlog; the Company’s overall ability to design, test, and introduce new products on a timely basis; the cyclical nature of the markets addressed by the Company’s products; and the risk factors listed from time to time in documents on file with the SEC. When used in this release, the words “believes,” “estimates,” “plans,” “expects,” “should,” “will,” “may,” “might,” “anticipates” or similar expressions as they relate to the Company, or its management, are intended to identify forward-looking statements. The Company, from time to time, becomes aware of rumors concerning the Company or its business.

As a matter of policy, the Company does not comment on rumors. Investors are cautioned that in this age of instant communication and Internet access, it may be important to avoid relying on rumors and unsubstantiated information regarding the Company. The Company complies with Federal and State law applicable to disclosure of information concerning the Company. Investors may be at significant risk in relying on unsubstantiated information from other sources.

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Firearms Training Systems, Inc. and Subsidiaries

Consolidated Balance Sheets

UNAUDITED

	March 31,
	2004	2005
	(restated)
	(in thousands, except shares authorized, issued, and outstanding)
ASSETS

Current assets:
Cash and cash equivalents	$2,367	$6,456
Restricted cash	2,502	3,209
Accounts receivable, net of allowance of $350	23,317	14,707
Cost and estimated earnings in excess of billings on incomplete contracts	5,958	9,937
Unbilled receivables	62	543
Inventories, net	12,221	12,565
Income taxes receivable	114	98
Deferred income taxes	765	412
Prepaid expenses and other current assets	1,020	1,813

Total current assets	48,326	49,740

Property and equipment, net	2,398	2,051

Other assets:
Deferred income taxes	1,559	989
Intangible assets, net	187	1,305

Total assets	$52,470	$54,085

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Long-term debt due within one year	$2,953	$4,584
Accounts payable	3,679	5,328
Accrued liabilities	7,002	6,760
Accrued interest	949	294
Income taxes payable	309	1,442
Billings in excess of costs and estimated earnings on incomplete contracts	1,350	3,000
Deferred revenue	1,239	3,200
Warranty and contract cost provision reserve – current	1,074	823

Total current liabilities	18,555	25,431

Long-term debt	38,168	24,469
Warranty and contract cost provision reserve – noncurrent	356	99
Other noncurrent liabilities	587	562
Mandatorily redeemable preferred stock	30,485	—

Total liabilities	88,151	50,561

Commitments and contingencies

Preferred stock, 3.500 shares authorized; 3.203 shares issued and outstanding; liquidation value of $10,506 per share	—	32,028

Stockholders’ deficit:
Class A common stock, $.000006 par value; 100 million shares authorized; 70,153,139 and 75,945,337 shares issued and outstanding	—	—
Additional paid-in capital	123,215	127,980
Stock warrants	613	—
Accumulated deficit	(160,192)	(157,593)
Accumulated other comprehensive income	683	1,109

Total stockholders’ deficit	(35,681)	(28,504)

Total liabilities and stockholders’ deficit	$52,470	$54,085

Firearms Training Systems, Inc. and Subsidiaries

Consolidated Statements of Income

	UNAUDITED		UNAUDITED
	Three Months Ended March 31		Twelve Months Ended March 31,
	2004	2005	2004	2005
	(restated)		(restated)
	(in thousands, except per share amounts)
Revenue	$27,332	$28,005	$73,089	$88,366

Cost of revenue	14,102	17,730	44,746	57,440

Gross margin	13,230	10,275	28,343	30,926

Operating expenses	5,048	5,314	16,464	18,697

Operating income	8,182	4,961	11,879	12,229

Other income (expense), net
Interest expense, net
Debt, net	(1,387)	(970)	(5,177)	(4,915)
Dividends on mandatorily redeemable preferred stock	(744)	—	(2,867)	(1,543)
Other, net	(27)	(64)	125	(738)

Total other income (expense)	(2,158)	(1,034)	(7,919)	(7,196)

Income before (benefit) provision for income taxes	6,024	3,927	3,960	5,033

(Benefit) provision for income taxes	(1,910)	1,529	(1,871)	2,434

Net income before preferred stock adjustments	7,934	2,398	5,831	2,599

Accretion of preferred stock	—	—	—	—

Net income attributable to common stockholders	$7,934	$2,398	$5,831	$2,599

Earnings per share

Basic income per share	$0.11	$0.03	$0.08	$0.04

Diluted income per share	$0.11	$0.03	$0.08	$0.03

Weighted average common shares outstanding – basic	$70,153	$70,419	$70,153	$70,419

Weighted average common shares outstanding – diluted	$73,286	$74,492	$72,023	$74,492

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